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                                                                    EXHIBIT 99.2

                               RADISYS CORPORATION
                          THIRD QUARTER CONFERENCE CALL

                                OCTOBER 27, 2005
                                   2:00 PM PST

Operator:         Good afternoon. My name is Miles and I will be your conference facilitator today. At this time I would like to welcome everyone to the RadiSys Third Quarter Earnings Release conference call. All lines have been placed on mute to prevent any background noise.

                  After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press "*" then the number 1 on your telephone keypad. If you would like to withdraw your question press the "#" key. Thank you.

                  Mr. Grout, you may begin your conference.

Scott Grout:      Thank you Miles. Good afternoon and thank you for
                  participating in our third quarter conference call. In this call we will review our results for the third quarter as well as our outlook for the fourth quarter and then open the call up for questions.

                  Participating on the call today are Julia Harper, our CFO; Brian Bronson, our VP of Finance and Business Development; and myself, Scott Grout, President and CEO. Before we get started I'd like to turn the call over to Julia for a caution about forward-looking statements.

Julia Harper:     Thanks Scott. Any statements in this call regarding
                  future expectations for the business of RadiSys
                  ("the Company") constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements.

                  Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our press release today, which may be found on our web site at www.RadiSys.com and in our SEC filings including our 2004 annual report on Form 10-K and our quarterly report on Form 10-Q.

                  All information provided in this call is as of October 27, 2005. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations. Now I'll turn the call back to you Scott.

Scott Grout:      Thank you Julia. Revenues for the third quarter were at the highest level we've seen in five years, closing at $74.9 million, which is up 21% versus last year and up 13% sequentially. Net income for the quarter was $5.9 million or $0.25 per diluted share versus $3.8 million or $0.17 per share a year ago.

                  We generated over $13 million in cash in the quarter, ending with $225 million in cash and investments. This is an increase of $36.4 million over last year at this time.
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                  In addition to a strong financial quarter I would like to
                  emphasize the progress that we are making with our new products and with our long-term strategy for the Company. We had a very good quarter in getting customer traction with our new products.

                  As you are likely aware, over the past year we have been progressively redirecting our focus from single use custom designs to RadiSys defined standard products and platforms. We believe this will further our long-term strategic goals by offering products with broad market appeal that can be used by multiple customers across a variety of different applications.

                  In support of this long term strategy, over the last four quarters we have shifted our new product R&D investments from 80% focused on custom single use designs to now over 80% of new product investment directed towards multi-use standard product platforms.

                  This was a major shift in strategic focus and the drivers for this shift have been as follows:

                    - First, we believe that we can generate more revenue and grow more rapidly by developing products that are targeted at multiple applications rather than developing only single use custom designs.
                    - Second, we believe that we can provide greater content, value and differentiation to our customers than we have provided in the past by providing more compelling and more complete products.
                    - Third, and more importantly, we believe that there will be a large and growing market for these types of modular, platform-based solutions that will be attractive to RadiSys.

                  I did want to take this opportunity to share some of the early successes we have seen with our new and planned products, which we believe are validating our strategy. Since the beginning of this year, when we began marketing some of our new products, we have closed new business that we currently estimate will bring us approximately $200 million in new revenue over the first three years once initial production begins, if programs roll out in line with our customers' plans.

                  I'd also like to mention that based on successes to date and our current funnel, we believe that we will close twice the level of new business in 2005 than we did in 2004. This new business is a mix of existing and new customers with the majority of the new expected business to come from 17 new customers. This gives us early confidence in our ability to deploy our new products across multiple customers and multiple applications.

                  For example, in the networking space with our ATCA products, the kinds of applications closed to date include deep packet inspection for wire speed 10-gigabit monitoring and security, soft switches that provide an all-packet based voice and data network, media gateways for line speed protocol conversion in next generation voice over IP and packet wireless networks, and network controllers for very high speed wireless packet networks which are now beginning wide scale deployment.
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                  These new data intensive wireless networks will give mobile users DSL-like speeds using today's cellular infrastructure. Within these high profile applications our content and ability to add more value is also increasing. Over half of the new business won this past quarter was for platform level solutions where we integrate multiple hardware and software functions together to provide a fully or partially integrated platform.

                  These solutions have ASPs that range from $20 thousand to $30 thousand and can go as high as $60 thousand. This contrasts with our typical ASPs today of $2 thousand to $4 thousand for board level products.

                  In addition to greater content, we are also providing greater value in the solution with high speed packet processing, high speed IO, high speed switching, our high reliability architectures, and by providing a more fully integrated platform. This added level of value is resulting in margins that average in the mid-30s and can be quite a bit higher in some cases on business we have closed.

                  Furthermore, we intend to increasingly focus our development effort on moving deeper into the data path and further up the software stack, allowing us to provide more functionality and more value for our customers. Finally, as I had mentioned earlier, we believe that turnkey modular solutions like ATCA will grow to become a large and very attractive market to RadiSys.

                  If you follow the ATCA market, you may have recently seen studies done by firms such as ABI Research, VDC, and others that call for the ATCA market to grow to between $800 million to $1.7 billion in 2007. These same studies then project that the market will grow to $2 billion to $4.5 billion by 2009.
                  We also believe that ATCA will become a more prevalent way to implement network equipment and that it will reach multi-billion dollar levels over the next several years. However history has shown us that rates of adoption in this space can be slower than projected. So our own estimates call for the size of this market to be roughly $500 million in 2007 and grow to over $1 billion by 2009.

                  For RadiSys this is virtually an all-new market opportunity that does not exist in a meaningful way for us today. Up until this point only a limited number of equipment makers have used a modular platform model like ATCA. Based on our interactions with customers, we believe this model will become widely adopted as network equipment makers strive to bring more product to market, faster, and with lower R&D and life cycle costs.

                  The last area I'd like to update you on before moving back to third quarter results is our R&D team. I sincerely believe that RadiSys has an exceptional R&D team of world-class hardware, software and systems engineers. Over the past several quarters we've grown our R&D team from 162 to 195 and we intend to grow this team to over 200 by the first quarter of 2006.

                  Over the past several years we've added more software and more system strength to our already strong hardware design capabilities. Today our engineers are designing
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                  some of the most integrated, dense and the most complicated technical solutions in our space. We have deep expertise in high speed packet processing, high speed switching, high speed IO, robust high availability systems, to name a few.

                  We believe that this technical expertise, combined with our heritage of working hand-in-hand with customers in a virtual division model, is a core competitive strength of the Company.

                  We are very encouraged by our new product traction and in the building momentum we are seeing with our new and planned products. While much of this new business will take a number of quarters to produce significant revenues, our funnel activity and rate of new business closure affirms our belief that customers will migrate to modular solutions like RadiSys's ATCA product.

                  With our strong balance sheet and increasing validation of our strategies, we will continue to make investments to capitalize on the emerging opportunities that we see in our markets and position the Company for long-term growth.

                  Moving back to results for the quarter, as we discussed last quarter we have combined the reporting of our previous service provider and enterprise markets into one reported market called communications networking.

                  We continue to report wireless infrastructure as a sub-market and added one additional sub-market called IP network and messaging. Current large customers in IP network and messaging sub-market include Avaya, Nortel and Converse. Based on this reporting structure our third quarter revenues were derived as follows:

                    - 77% or $57.9 million of third quarter revenues were from our communications networking market. This market includes wireless infrastructure, IP networking, multi-mode messaging and other networking infrastructure. Wireless networks represented 44% of revenues for the quarter and IP networking and messaging totaled 23% of third quarter revenue.

                    - 23% or $17 million of third quarter revenues were from our commercial systems market. This market includes medical imaging and diagnostics, test and measurement, transaction terminal, and semiconductor and manufacturing capital equipment. Medical systems represented 10% of total revenues for the quarter.

                  Communication networking revenues were up significantly from Q2 on strong demand from our wireless customers, due to increasing levels of RadiSys content in their 2-1/2 and 3 G systems. We also benefited from strong early deployment and supply positioning for one of our customer's new networking products. Our commercial business was up sequentially due to a strong quarter with our medical customers.

                  Our top five customers for the quarter were Avaya, Converse, Nortel, Nokia, and Phillips Medical. Collectively they represented about 72% of our revenues for the quarter. Nokia represented 44% of the quarter's revenue and Nortel represented 13% of revenue.
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                  From a geographic perspective, approximately 53% of our third quarter business was in Europe, 30% was in North America, and 17% was in Asia Pacific. The increase in Asia Pacific revenue is principally attributable to shipping product for existing customers directly into the Asia Pacific region.

                  I'd now like to now turn the call over to Julia who will give you some additional details about our third quarter financial results.

Julia Harper:     Thank you, Scott. As previously mentioned, our revenue for the third quarter totaled $74.9 million and net income for the quarter was $5.9 million or $0.25 per diluted share. Our gross margin percentage was 29% even versus 29.4% in Q2.

                  For Q4 we expect gross margins to come in around 28%, which is in line with the range provided in the last earnings call. This is based on our current forecast of revenue mix, more potential for inventory exposure associated with the reduction of hazardous substances (commonly called ROHS), as well as higher than expected pricing on silicon due to market supply constraints.

                  Operating expenses, excluding intangible amortization and restructuring reversals, totaled $15.5 million this quarter, about even with the second quarter. As a percentage of sales R&D spending was 9.9% versus 11.1% in the prior quarter and SG&A spending was 10.2% versus 11.7% in the second quarter.

                  We had previously advised you that operating expenses would be up about $1 million sequentially but we weren't able to ramp up hiring as quickly as we had originally planned and there were some project material expenses associated with our new standard products that moved to Q4.

                  Based on revised timing of project expenses that were originally planned for Q3 and on the successful hiring of new engineers in the past six weeks, we expect R&D to increase approximately $1 million in the fourth quarter. We expect to continue growing R&D modestly in the first half of 2006 before leveling off in the second half of the year.

                  Intangible amortization stayed at $513 thousand in the third quarter and we expect it to remain at about the same level in the fourth quarter. Non-operating income for the quarter was $1.1 million, up from $758 thousand in the second quarter. Net interest income improved by $351 thousand as we continue to realize higher yields on our growing investments and marketable securities. We expect non-operating income of about $1.2 million in the fourth quarter.

                  On October 20, 2005, we bought back $6.35 million of our
                  5-1/2% convertible notes. While we bought these notes at a slight discount to par, it will result in a loss in the fourth quarter of about $50 thousand due to the associated unamortized discount. This net debt reduction will result in an annual pre-tax savings of about $125 thousand in interest expense. As of the conclusion of this transaction, $2.5 million of the 5-1/2% notes remain outstanding.
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                  We booked a tax rate of 19.9% for the quarter and now expect a slightly lower full year tax rate of 23% versus the 27% that we had been previously forecasting. The projected lower tax rate for the year is attributable to a favorable mix of foreign versus domestic income. For 2006 we still expect our tax rate to be in the high 20s but this can vary depending on our revenue and earnings mix.

                  Our basic share count was 20.3 million and fully diluted shares increased to 25 million as compared to 20 million basic and 24 million diluted shares in the second quarter.

                  The increase in basic share count this quarter is attributable to stock option exercises and ESPP purchases by our employees. We expect our fully diluted share count to be between 25.2 and
                  25.4 million for the fourth quarter.

                  Now taking a look at the balance sheet, our total for cash short term and long term investments increased by $13.5 million to $225 million giving us about $9 per diluted share in cash and investments. Net cash increased to $116 million from $103 million at the end of Q2.

                  As a reminder, we define net cash as cash and investments less our convertible debt at face value. We expect to generate additional cash of close to $10 million in the fourth quarter in spite of ramping up our product investment.

                  On the $8.9 million sequential revenue increase, our trade receivables increased by about $4.5 million to $47.8 million and DSO for the quarter was 58 days, down 2 days from the prior quarter. We expect our DSO to remain around 60 days in the fourth quarter.

                  Net inventory levels decreased by $1.4 million to $18.8 million versus $20.2 million in the prior quarter and inventory turns were up to 11.3 from 9.2 in the prior quarter. We expect inventory turns to continue to improve in the fourth quarter.

                  Our cash cycle time decreased to 20 days, down from 28 days in the second quarter, and we expect it to remain below 30 days moving forward. Capital expenditures were $1.1 million and depreciation expense was $1.5 million for the third quarter. We expect both of those to remain in similar territories in the fourth quarter.

                  Based on the significant amount of cash generated over the past several quarters, our board of directors has authorized an increase in the repurchase of shares of common stock from a previously approved $5 million to $25 million. We will consider the purchase of our common stock in the open market or through privately negotiated transactions from time to time, subject to market conditions.

                  With that I'll now turn the call back over to Scott to talk about the outlook for Q4.

Scott Grout:      Thank you Julia. Regarding our outlook for fourth quarter
                  please note that this is our view as of today and it is a
                  forward-looking statement subject to risks and uncertainties as discussed earlier and in our press release made available earlier today.
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                  For the fourth quarter we currently expect to see revenues of
                  $68 million to $72 million and diluted earnings per share in the range of $0.12 to $0.14. This is compared to revenues of $62.7 million and diluted earnings per share of $0.13 for the fourth quarter of 2004.

                  Our revenues for the third quarter were particularly strong due in part to an initial customer deployment of a next generation networking product. While we expect this product to continue to do well, the initial market introduction provided a boost to revenue in the third quarter.

                  As you may have seen, customers in our wireless segment are seeing some softness in their infrastructure business. In addition we continue to see some lumpiness in our IP networking and messaging customers and market demand. Overall for the second half of 2005, we expect revenues to be up 15% to 18% over the second half of 2004.

                  We will continue to leverage the strength of our existing business and balance sheet to make investments that support our long-term strategy and to help us capitalize on the opportunities we see in our markets. We believe that these investments will open up significant new opportunities for RadiSys and we are seeing validation of our strategy in the strength of our new business activity.

                  I think with that we are ready to open the call up for questions.

Operator:         At this time I would like to remind everyone, in order to ask a question please press "*" then the number 1 on your telephone keypad. And we will pause for just a moment to compile the Q&A roster.

                  Your first question comes from the line of Brian White with Kaufman.

Brian White:      Hi, good afternoon. Could you talk a little bit about the
                  fourth quarter outlook? You said there was going to be some softness in wireless and IP networking. Is this an inventory build? Or is this a slowdown in demand? Maybe go into a greater detail on what's happening in both of those markets.

Scott Grout:      On the IP side of the business, if you look back over time you can see that it's lumpy from quarter to quarter. We had a pretty strong Q3. And it's a very project-related business so it depends on what business they close and what sort of projects they end up capturing.

                  On the wireless side, some of our customers have disclosed or talked a little bit about what they see in terms of near term business for them and we track revenues accordingly.

Brian White:      Okay do you think any end market will actually grow
                  sequentially in the December quarter?

Scott Grout:      So medical may potentially grow.
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Brian White:      Okay and that's it.  Medical would grow and that's it?

Scott Grout:      Yes.

Brian White:      Julia, about the tax rates... You said 23% for '05?

Julia Harper:     Right.

Brian White:      So for the fourth quarter we're looking at just over 20%?

Julia Harper:     No, so we trued it up this quarter. That's why we only booked
                  19.9%. In the fourth quarter we expect to book 23%.

Scott Grout:      Thanks Brian.

Operator:         And your next question comes from the line of David Duley with
                  Merriman.

David Duley:      Regarding some information in your press release... when you talk about $200 million of revenue that you've basically closed since the beginning of this year, is that this calendar year - so '05 - or is it dating back to a year from today?

Scott Grout:      Calendar year.

David Duley:      So this calendar year, $200 million?

Scott Grout:      Yes, since January 1 of this year.

David Duley:      And this is incremental revenue? Is there a fall off in some other stream of revenue or do you look at this as all incremental on top of the revenue stream that you have now?

Scott Grout:      Well, as we go through multiple years, current programs will naturally fall off. They sort of run their course and this revenue comes in. There's not a significant overlap between this new revenue and any given program that we have today.

David Duley:      So in other words yes, design wins are always falling off but this new $200 million is not theoretically cannibalizing other revenues that you have?

Scott Grout:      It is not a direct displacement of current revenues we have.

David Duley:      Could you help us understand the increased R&D expenditures? I seem to recollect over the last couple of years you've done this a couple different times and usually when you spent money on R&D you also accelerated your growth rate.

                  This time we're talking about spending more money on R&D and we're guiding down. So help me understand what the return is going to be on this incremental $1 million. In fact, it sounds like it's an incremental $1 million for three quarters in a row. When will we see signs of revenue associated with this incremental R&D?
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Scott Grout:      Clearly there's an offset between our investments in R&D and when that ends up turning into revenue. As we talked about some major programs like ATCA and Com-E, we continue to hold the same view in that we should begin to see revenues as programs are deployed - in the latter half of '07 very significant revenues.

                  We believe the Com-E business has a little bit faster time to revenue because the cycle's a little bit shorter for our customers to get new products to market.

David Duley:      So these R&D dollars are being spent on current programs.
                  Could you review again when we would see incremental revenue in Com-Express?

Scott Grout:      It is probably two to three quarters out that you would see incremental revenue from Com-Express. And we've been increasing revenue. The more experience that we have in the marketplace David, the more validation that we're getting from customers and the more wins that we're getting, we feel good about the R&D investment that we're making and the payback associated with that investment.

David Duley:      Can you explain again how you consolidated three buckets into two? I think it's fairly straightforward but I just want to make sure I get it right.

                  If it's simply just consolidating two line items historically
                  - then I don't need the numbers for the first couple of quarters of this year. But if there are some other adjustments here, can you help me understand that and perhaps give me the numbers for the first two quarters of the year?

Julia Harper:     I'm glad to just give you those numbers if you want them. So you have the wireless number already. The IP network and messaging number for Q1 is $14.3 million and for Q2 it's $19.2 million.

David Duley:      That's the only kind of new breakout?

Julia Harper:     Yes.

David Duley:      Is the Commercial bucket still the same? You took the
                  Enterprise and the other bucket and collapsed them together?

Julia Harper:     Right.

Scott Grout:      Service provider and Enterprise were combined and Commercial stands alone.

David Duley:      Just so we continue to understand, where will we find your two biggest customers in those two breakouts?

Julia Harper:     Nokia is in the wireless bucket and Nortel is in the IP
                  network and messaging bucket.

David Duley:      Just looking at the percentages, clearly it looks like you're knocking it out of the park with Nokia in the current quarter and the language about a soft wireless quarter in Q4, I'm assuming, would move back down on that number?

Julia Harper:     That's a safe assumption Dave. It's a very strong quarter for that wireless business this quarter and it's not going to be quite as strong in Q4.

David Duley:      When you look at all the things that you talked about - such as the declining revenue stream... Is that the biggest contributor to whatever perceptions or expectations you had before?

Julia Harper:     I'd actually say that and the lumpiness in the IP networking is about the same amount of contribution from both of those.

David Duley:      Did you use any of your money on the buyback in the current quarter?

Julia Harper:     Use any of our money for what buyback?

David Duley:      Did you buy back any stock of the original $5 million?

Julia Harper:     No, we have not bought back any so far, Dave.

David Duley:      Thank you.

Operator:         We now go to the line of Matt Petkun with D.A. Davidson &
                  Company.

Matt Petkun:      First question and I don't know if there is any reason to make any big deal of this, but last quarter, Julia, you guided a range, I think it was a $3 million spread in your top line guidance and you've hit it right square in the middle almost, actually towards the high end of it.

Julia Harper:     Actually, we were on the high end.

Matt Petkun:      Yes, on the high end. This quarter you're providing a wider range on lower revenue. Obviously I read a general lack of visibility, but should we read anything more into that?

Julia Harper:     Not necessarily, Matt. In terms of us giving a wider range, obviously when we see revenues tick down a little bit, I'm hoping for revenues to be a little better.

Matt Petkun:      Historically we've seen Q3 as an actually weak quarter for
                  RadiSys. This is a long time ago. Are we perhaps seeing some of the seasonality shift from Q4 into Q3 in terms of overall seasonal builds? I think we're starting to see this more on the consumer electronics market, but are you seeing that in your market as well?

Julia Harper:     I'm not ready to say it's a trend. Certainly we saw it this time and Q3 was sort of unusually strong compared to prior years. I can't tell you that I think there's any trend that would continue into the future.

Matt Petkun:      Last year you saw a sequential decline.

Julia Harper:     I think it's more specific to products and product deployments that are happening with our customers in their market at any given time.

Matt Petkun:      Julia, I'm wondering what the road to plus 30% or even plus
                  32% gross margin might be for RadiSys. Not just in terms of when but how you get there. Also along with that, this $200 million in incremental revenue you guys have spoken of, can you get any sense of what type of margin that could bring?

Julia Harper:     Scott addressed that a little bit.

Scott Grout:      It may not have been clear. The numbers that I was referring to for margins in the mid-30s was in fact for that business closed. And the ASPs that I referenced were in fact for the business closed - business included in that $200 million.

Matt Petkun:      So that will be a part of it. How much of that can you bill next year?

Julia Harper:     Not a lot. Not a lot next year as we've said, Matt.

Matt Petkun:      So it's $200 million over three years and most of it is way out there.

Julia Harper:     Most of it's going to be starting in a meaningful way in '07.

Matt Petkun:      So what's the nearer term three quarter expectation for gross margin, not in terms of guidance but what's going to change over the next three quarters?

Julia Harper:     It's going to stay in the high 20s. We do still think that there's some benefit that we'll get when we make further progress on our outsourcing initiative and we get ROHS behind us. But I can't tell you exactly when that's going to be and I can't tell you exactly what the impact is. So all we're comfortable saying right now is high 20s for the next few quarters.

Matt Petkun:      You've talked about further progress on the outsourcing
                  initiative for several quarters. I don't really understand what you're planning on doing or if you're planning on doing anything at all.

Julia Harper:     Celestica, Mexico is the piece that we've talked about.

Matt Petkun:      That's in place now?

Julia Harper:     No, we have started transferring products. We don't have any products coming out of that plant yet in a production mode.
                  We've got some early test products that they've done for us that are being evaluated but we haven't actually started meaningful production up there yet and that's what's yet to come.

Matt Petkun:      A target date for that might be?

Julia Harper:     Well we're shooting for middle part of next year to have it pretty much done.

Matt Petkun:      Thanks.

Operator:         We now go to the line of Brian White with Kaufman.

Brian White:      Wondering if you could talk at all to seasonality in the March quarter. Since we're going to be down sequentially in what is typically a strong December quarter, how should we think about the March quarter? Is there a possibility it could be flattish or should we expect normal seasonality?

Julia Harper:     Obviously we're not ready to give guidance for Q1. But with Q4 not being as strong as we've seen in the past I think it's reasonable to assume that it could be flattish from Q4 to Q1 but we're not ready to say that yet.

Brian White:      Thank you.

Operator:         And your next question comes from the line of David Duley with
                  Merriman.

David Duley:      I think you said last conference call or at one point or
                  another that you had three actual design wins in ATCA or some number like that and you referenced that you had closed a few more wins during the quarter. Could you help us understand what the number is? And I think last quarter you had some ATCA revenue. Any revenue this quarter?

Julia Harper:     Yes, we did. We didn't have quite as much revenue this
                  quarter. We had between $300 thousand and $400 thousand this quarter.

Scott Grout:      It was more than three additional wins for this past quarter.

David Duley:      So just to summarize, from the math that you just disclosed we have at least six wins in hand for ATCA and those are wins that would produce revenue at one point or another.

Scott Grout:      Yes.

David Duley:      Great, thanks.

Operator:         Next we go to the line of David Nierenberg with Nierenberg
                  Investments.

David Nierenberg: Just want to make sure I understand the magnitude of the
                  Board's commitment to the increased repurchase program. It sounds quite significant in size. The stock is trading in the after market right now between $16 and $17 a share. So if you were to complete this program you would be looking at the retirement of approximately 1.5 million shares, which is over 7% of your outstanding shares if I've got it right. That's pretty significant.

Julia Harper:     That's true, David.

David Nierenberg: One way to put it in perspective is that you are going to spend only a little bit more than the cash flow that you generated this past quarter combined with what you expect to generate next quarter.

Julia Harper:     That's right.

Scott Grout:      True.

David Nierenberg: So if that happy trend were to continue, perhaps there might even be further repurchasing activity in the future?

Julia Harper:     Perhaps.

David Nierenberg: Well congratulations and thank you.

Operator:         Your next question comes from the line of George Melas with
                  Lord Abbott.

George Melas:     On the market size of ATCA, you talk about the market size of
                  $500 million. How much is the RadiSys market opportunity. Is your particular opportunity within that $500 million?

Scott Grout:      So we've knocked the market numbers down a little bit both because of timing but also to really represent what we believe our opportunity is.

Julia Harper:     It's the whole $500 million George.

George Melas:     The whole $500 million?

Julia Harper:     Yes.

Scott Grout:      Yes.

George Melas:     And who else would really be competing out there for that $500 million?

Scott Grout:      So most significant players, a division of Motorola called the
                  ECCG, Embedded Computer and Communications Group; a private company called CCPU is a potential player in the space;
                  Mercury may be a potential player in the space.

Julia Harper:     Then there's a lot of guys at the piece-part level that would be competing, if these companies were outsourcing this on more of an individual piece-part basis rather than a platform basis.

George Melas:     Do you see some new players coming in given that you have this emerging market for standards product systems?

Scott Grout:      That's potentially true. Our focus is really on data plane inside which has quite a bit higher level of complexity, higher speed switching and higher speed packet processing.
                  There are not an awful lot of companies, either big or small, that have the wherewithal to be able to attack it the way we do.

George Melas:     Thanks a lot.

Operator:         And your next question comes from the line of Matt Petkun with
                  D.A. Davidson & Company.

Matt Petkun:      Just following onto George's line of questioning, the
                  competitors you called out, for the most part, relate to the business model which you propose - which is really an outsourcing, build versus buy of ATCA.

                  I'm wondering how you see the ability of some of your potential customers to go into the market and buy componentry. For example, Intel is offering an awful lot of already-built-boards for customers in that market and working closely with NEC on that. How do you see the overall market, from a real business model perspective, changing over the next couple of years?

Scott Grout:      We are selling product or will be selling product both at the board level and blade level or what we call individual building block level as well as a more integrated platform. We certainly are seeing some customers that want to start out at the individual building block level and do integration themselves.

                  What we're seeing is some of the tier two players that want to move a little bit faster are adopting a more integrated platform. A couple of the tier ones will adopt integrated platform. So I think in the beginning, what we're going to see as a mix between the two. I personally believe that over time, it will move much more to an integrated platform model.

                  The reason for that is maybe 40% to sometimes 50% of the R&D effort in investment is in integration and even tier one players are going to want to take those resources and put them on other more strategic projects.

Matt Petkun:      Then of this golden $200 million you've talked about, how much of that would you characterize as ATCA revenue?

Julia Harper:     The majority.

Matt Petkun:      The majority is?

Julia Harper:     Yes.

Matt Petkun:      And how much of that would you characterize as boards and
                  blades versus full up systems?

Scott Grout:      We're not going to break that down. I can tell you again in the third quarter more than half was at the system level.

Matt Petkun:      In the third quarter more than half your new design wins?

Scott Grout:      Yes.

Julia Harper:     Yes.

Matt Petkun:      Okay, at the system level. Okay, thank you so much.

Operator:         And at this time there are no further questions. I will now turn the call back to you for closing remarks Mr. Grout.

Scott Grout:      Okay thank you, Miles. Once again thank you for participating in our third quarter earnings call and I look forward to chatting with most of you over the next couple of days. Thank you much.

Operator:         Ladies and gentlemen, this does conclude our RadiSys Third
                  Quarter Earnings Release conference call. You may now disconnect.


                                       END